Exhibit 99.1

News Release

Nextel Partners, Inc. 4500 Carillon Point Kirkland, WA 98033 (425) 576-3600

Contacts:

Investors:  Alice Kang  (425) 576-3696

Media:  Susan Johnston  (425) 576-3617

Nextel Partners Executives to Present at CTIA Forums

Nextel Partners on Track to Achieve 2004 Guidance

KIRKLAND, Wa. –  March 22, 2004 – Nextel Partners, Inc., (NASDAQ: NXTP) announced that it will participate in two forums which will be held at the CTIA Wireless 2004 show in Atlanta this week.  John Chapple, Nextel Partners’ Chairman, CEO and President, is scheduled to participate in the CSFB CTIA Wireless Investor Forum on Tuesday, March 23, 2004 and Barry Rowan, Nextel Partners’ CFO and Treasurer is scheduled to present at the JPMorgan Tech & Telecom Forum on the same day.  In their remarks Chapple and Rowan will emphasize the company’s performance and discuss other issues of importance to the company.

Specifically, they will inform investors of the company’s solid operational trends in the first quarter and will reaffirm its full-year 2004 guidance which was previously provided on the company’s fourth quarter 2003 earnings call on February 24, 2004.

“The preliminary year-to-date results indicate that Nextel Partners is on solid ground for meeting or exceeding its objectives for 2004,” said Chapple.  “We look forward to announcing first quarter results next month.”

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments, including without limitation, matters related to Nextel Partners’ operational trends and future financial results.  The words “believe,” “expect,” “intend,” “estimate,” “assume” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not forward-looking.  The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from Nextel Partners’ actual future experience involving any one or more of such matters and subject areas.  Nextel Partners has attempted to identify, in context, certain of the factors that it currently believes may cause actual future experience and results to differ from Nextel Partners’ current expectations regarding the relevant matter or subject area.  Such risks and uncertainties include the economic conditions in our targeted markets, performance of our technologies, competitive conditions, customer acceptance of our services, access to sufficient capital to meet operating and financing needs and those additional factors that are described from time to time in Nextel Partners’ reports filed with the SEC, including Nextel Partners’ annual report on Form 10-K for the year ended December 31, 2003 and its quarterly filings on Form 10-Q.  This press release speaks only as of its date, and Nextel Partners disclaims any duty to update the information herein.

Nextel Partners, Inc., (NASDAQ:  NXTP), based in Kirkland, Wash., has the exclusive right to provide digital wireless communications services using the Nextel brand name in mid-sized and rural markets in 31 states where approximately 53 million people reside.  Nextel Partners offers its customers the same fully integrated, digital wireless communications services available from Nextel Communications (Nextel) including

Nationwide Direct Connect®, cellular voice, cellular wireless Internet access and short messaging, all in a single wireless phone.  Nextel Partners customers can seamlessly access these services anywhere on Nextel’s or Nextel Partners’ all-digital wireless network, which currently covers 293 of the top 300 U.S. markets.  To learn more about Nextel Partners, visit www.nextelpartners.com.  To learn more about Nextel’s services, visit www.nextel.com.